UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 22, 2015
Jones Lang LaSalle Income Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

333 West Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 897-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 - Completion of Acquisition or Disposition of Assets.

On December 22, 2015, a wholly-owned subsidiary of JLL Income Property Trust (the “Company”) entered into an agreement to acquire and closed on the acquisition of a 100% interest in Maui Mall from W-ADP Maui VII, L.L.C. Maui Mall is a 218,000 square foot grocery anchored retail center located in Kahului, Hawaii on the island of Maui built in 1971 and renovated in 1995. The purchase price for the fee simple acquisition is approximately $91 million, exclusive of normal closing prorations and adjustments. The purchase and sale agreement contains terms and conditions that are customary for the acquisition of commercial real estate.
Maui Mall is 91% leased to 37 tenants with a weighted average lease term of 8.2 years. The property is anchored by four large national tenants including Whole Foods Market, CVS Pharmacy, TJ Maxx and Regal Cinemas who represent 53% of the property’s rentable square feet with a weighted average lease term of approximately 12 years. The other tenants are represented by large regional and smaller local tenants and have an average remaining lease term of 3.9 years.
The Company funded the transaction using cash on hand and a draw on its revolving line of credit. The revolving line of credit bears interest at LIBOR plus 1.35%.
Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before March 7, 2016, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:     /s/ GREGORY A. FALK
Name: Gregory A. Falk
Title: Chief Financial Officer

Date: December 28, 2015